Exhibit 16.1

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

February 19, 2008

Securities and Exchange Commission

100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Strategic Internet Investments, Incorporated (the "Company"). We have read the Company's disclosure in the section "Changes In Registrant's Certifying Accountant" as included in Section 4.01 of the Company's 8K dated February 19, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

"Amisano Hanson"

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE:604-689-0158 FACSIMILE:604-689-9773 E-MAIL:amishan@telus.net